Exhibit 10.1

EXECUTIVE Employment Agreement

This Executive Employment Agreement (“Agreement”) is by and between Jennifer Jung (“Executive”) and Sportsman’s Warehouse Holdings, Inc. (the “Company”).

Whereas, the Company desires to employ Executive as Chief Financial Officer (“CFO”) and to provide Executive with certain compensation and benefits in return for Executive’s services, and Executive agrees to be employed by the Company in such capacity and to receive the compensation and benefits on the terms and conditions set forth herein; and

Whereas, the Company and Executive desire to enter into this Agreement to become effective on August 18, 2025, subject to Executive’s signature below (the “Effective Date”) in order to memorialize the terms and conditions of Executive’s employment by the Company upon and following the Effective Date.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.
Employment by the Company.
1.1
Position; Start Date. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of CFO, and Executive hereby accepts such employment on the terms and conditions set forth in this Agreement. Executive shall commence employment effective August 18, 2025, or such other date as mutually agreed upon by the parties (the “Start Date”). In the event that Executive’s employment terminates for any reason, Executive hereby agrees that any positions she holds within the Company shall be simultaneously terminated.
1.2
Duties. As CFO, Executive will report to the Company’s Chief Executive Officer (“CEO”), performing such duties as are normally associated with the position and such duties as are assigned from time to time, subject to the oversight and direction of the CEO. During the term of Executive’s employment with the Company, Executive will work on a full-time basis for the Company and will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Executive shall perform Executive’s duties under this Agreement primarily out of her home office in Lafayette, California, provided, however, that Executive will be expected to travel to and work from the Company’s offices in Salt Lake City, Utah for at least two (2) weeks each month. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.
1.3
Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this

Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
1.4
Vacation. While this Agreement is in effect, Executive shall also receive unlimited paid time off subject to the Company’s vacation policies and procedures as in effect or amended from time to time.
1.5
Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation or Bylaws, all as amended, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Company’s Board of Directors (the “Board”) or any of its committees. Such indemnification shall be documented in an Indemnification Agreement provided after the Effective Date subject to approval by the Board.
2.
Compensation.
2.1
Salary. Executive shall receive for Executive’s services to be rendered under this Agreement an initial annual base salary of $600,000.00, subject to review and increases by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).
2.2
Annual Bonus. For fiscal year 2025, Executive shall be eligible for a discretionary annual cash bonus in a target amount equal to 75% of Executive’s Base Salary (“Target Amount”), subject to review and adjustment by the Company in its reasonable discretion, payable subject to standard federal and state payroll withholding requirements (the “Annual Bonus”). The Board or its Compensation Committee may increase the Target Amount for subsequent bonus years in its sole discretion. Any Annual Bonus paid to Executive for fiscal year 2025 shall be prorated based on the number of days that Executive works in the 2025 fiscal year. Whether or not Executive earns any bonus will be dependent upon (a) Executive’s continuous performance of services to the Company through the date such Annual Bonus is paid, unless otherwise provided for in this Agreement; and (b) the actual achievement by Executive and the Company of the applicable performance targets and goals set by the Board or committee thereof. The annual period over which performance is measured for purposes of the Annual Bonus is the Company’s fiscal year period. The Board or a committee thereof will determine in its reasonable discretion the extent to which Executive and the Company have achieved the performance goals upon which the Annual Bonus is based and the amount of the Annual Bonus, which could be above or below the Target Amount (and may be zero). The Annual Bonus, if awarded, will be paid no later than 90 days after the end of the fiscal year for which the Annual Bonus is being measured.
2.3
Signing Bonus. Executive shall be eligible to receive a signing bonus in the gross amount of $75,000, subject to applicable taxes and deductions and the Company’s ordinary payroll processes (the “Signing Bonus”). The Company shall pay the Signing Bonus to Executive in three (3) equal installments on the first regular payroll date of the Company following the Start Date, the first regular payroll date of the Company following the six (6) month anniversary of the Start Date, and the first regular payroll date of the Company following the first (1st) anniversary of the Start Date, in each case subject to Executive remaining employed by the Company through the payment date.
2.4
Long Term Incentive Cash Award. Subject to the approval of the Board or a committee thereof, Executive shall be eligible to receive a cash award under the Company’s long-term cash incentive program approved by the Compensation Committee of the Board on March 26, 2025 (the “FY 2025 Cash LTIP”) in a target amount equal to $500,000 (the “Cash LTIP Award”). The Cash LTIP Award will be granted under, and subject to the terms and conditions of, the Company’s Amended and Restated 2019 Performance Incentive Plan (the “Plan”) and the applicable form of award agreement for the FY 2025 Cash LTIP, including (without limitation), the vesting and payout terms contained in such form.
2.5
Equity. Subject to the approval of the Board or a committee thereof, Executive shall be awarded the following equity awards:
(a)
Executive will be granted an award of time-based restricted stock units (the “RSUs”) covering 125,000 shares of the Company’s common stock, with the RSUs to vest over three (3) years in three (3) equal installments on each of the first, second and third anniversary of the Start Date, subject to Executive’s continued service to the Company through each applicable vesting date. The RSUs will be granted under, and subject to the terms and conditions of, the Plan and the applicable form of award agreement thereunder.
(b)
Executive will be granted an award of performance-based restricted stock units (the “PSUs”) covering up to 125,000 shares of the Company’s common stock, with the PSUs to vest over an approximately 21 month period following the Start Date based on the achievement of performance goals to be determined by the Board or a committee thereof at the time of grant, subject to Executive’s continued service to the Company through the applicable vesting date. The PSUs will be granted under, and subject to the terms and conditions of, the Plan and the applicable form of award agreement thereunder.
(c)
Executive will also be eligible to receive other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or a committee thereof shall determine in its discretion whether Executive shall be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

For the avoidance of doubt, all grants of equity awards described in this Section 2.5 are subject to the approval of the Board or a committee thereof, Executive being employed by the Company on the date of the grant and, if required by law, a Form S-8 being filed and effective as of the date of grant.

2.6
Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as the same may be modified by the Company from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Code: (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. For purposes of this Agreement, the “Code” means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.
3.
Confidential Information and Invention Assignment Obligations. As a condition of continued employment, Executive agrees to execute and abide by a Confidential Information and Invention Assignment Agreement attached as Exhibit A (“Proprietary Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.
4.
Outside Activities during Employment. Executive will work on a full-time basis for the Company and will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Except with the prior written consent of the Board, including consent given to Executive prior to the signing of this Agreement, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties; and (iii) such other activities as may be specifically approved by the Board, and such approval shall not be unreasonably withheld. This restriction shall not, however, preclude Executive (x) from owning less than one percent (1%) of the total outstanding shares of a publicly traded company, or (y) from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.
5.
No Conflict with Existing Obligations. Executive represents that Executive’s performance of all the terms of this Agreement does not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.
6.
Termination of Employment. The parties acknowledge that Executive’s employment relationship with the Company is at-will, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advance notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter Executive’s at-will status.

6.1
Termination by Company Absent Gross Misconduct or by Executive for Good Reason.
(a)
The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time, in accordance with Section 6.6, absent “Gross Misconduct” (as defined in Section 6.3(b) below) by giving notice as described in Section 7.1 of this Agreement. A termination pursuant to Section 6.5 below is not a termination absent “Gross Misconduct” for purposes of receiving the benefits described in Sections 6.1 or Section 6.2.
(b)
If the Company terminates Executive’s employment at any time absent Gross Misconduct or Executive terminates employment with the Company for Good Reason and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Executive shall be entitled to receive the Accrued Obligations (defined below). If Executive complies with the obligations in Section 6.1(c) below, Executive shall also be eligible to receive the following “Severance Benefits”:
(i)
The Company will pay Executive an amount equal to Executive’s then current Base Salary for twelve (12) months, less all applicable withholdings and deductions, paid in a lump sum payment on the Severance Pay Commencement Date (as defined in Section 6.1(c) below);
(ii)
If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for herself and her covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and her covered dependents’ health insurance coverage in effect for herself (and her covered dependents) on the termination date until the earliest of: (i) twelve (12) months following the termination date (the “COBRA Severance Period”); (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company;
(iii)
To the extent Executive has earned an Annual Bonus for the fiscal year immediately preceding the fiscal year in which Executive’s termination has occurred, but has not yet received payment of that Annual Bonus, any such Annual Bonus shall be paid to

Executive in a single lump sum, less applicable withholdings and deductions, no later than the Severance Pay Commencement Date; and
(iv)
The Company will pay to Executive a pro-rata portion of Executive’s Target Amount for the Annual Bonus for the fiscal year in which the termination occurs, less applicable withholdings and deductions, payable in a single lump sum at on the Severance Payment Commencement Date.
(c)
Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. Executive shall receive the Severance Benefits pursuant to Section 6.1(b) or the Change in Control Severance Benefits (defined below) pursuant to Section 6.2 of this Agreement, as applicable, if: (i) Executive executes and does not revoke a separation agreement in a form similar to Exhibit B (the “Release”) and the Release is enforceable and effective as provided in the Release on or before the date that is the sixtieth (60th) day following the effective date of termination (such 60th day, the “Severance Pay Commencement Date”); (ii) if Executive holds any other positions with the Company, Executive resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) Executive returns all Company property on or before the Severance Pay Commencement Date; (iv) Executive complies with Executive’s post-termination obligations under this Agreement and the Proprietary Information Agreement; and (v) Executive complies with the terms of the Release.
(d)
For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary and accrued but unused vacation (in the event the Company adopts an accrual vacation policy) through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.
(e)
The Severance Benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program (for clarity, excluding under any Company equity plan or any equity award agreement pursuant to which an equity award is granted to Executive).
(f)
For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (i) a significant and material diminution in Executive’s position, responsibilities, reporting responsibilities or title; or (b) a material (at least 10%) reduction in Executive’s Base Salary; provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for a termination for Good Reason unless both (x) Executive provides written notice to the Company of the condition claimed to constitute grounds for Good Reason within sixty (60) days of the initial existence of such conditions(s), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of Executive’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and eighty (180) days following the initial existence of the condition claimed to constitute grounds for Good Reason.
6.2
Termination by the Company Absent Gross Misconduct or for Good Reason Coincident with a Change in Control. If Executive’s employment by the Company is terminated by the Company or any successor entity absent “Gross Misconduct” (and not due to a termination pursuant to Section 6.5) or by Executive for Good Reason, in either case, within twelve (12) months following the effective date of a “Change in Control” (as defined in the Plan) (the “Change in Control Period”), and, in either case, provided that such termination constitutes a Separation from Service, without regard to any alternative definition thereunder, then in addition to paying or providing Executive with the Accrued Obligations, and subject to compliance with Section 6.1(c), the following additional benefits shall be provided in lieu of, and not in addition to, the Severance Benefits provided for in Section 6.1(b) (the “Change in Control Severance Benefits”):
(a)
The Severance Benefits; and
(b)
If the termination date occurs during the Change in Control Period, any equity awards (i.e., restricted stock, restricted stock units or options) granted to the Executive by the Company that are outstanding and otherwise unvested immediately prior to the termination date shall, on the termination date, be treated as follows: (a) any time-based vesting conditions applicable to such awards shall be considered satisfied and fully vested; and (b) any performance-based vesting conditions applicable to such awards shall be treated as provided for in the applicable award agreement.
6.3
Termination by the Company for Gross Misconduct.
(a)
The Company shall have the right to terminate Executive’s employment with the Company at any time, in accordance with Section 6.6, for Gross Misconduct by giving notice as described in Section 7.1 of this Agreement. In the event Executive’s employment is terminated at any time for Gross Misconduct, Executive will not receive the Severance Benefits, Change in Control Severance Benefits, or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.
(b)
“Gross Misconduct” shall mean that the Company has determined in its sole discretion that Executive has engaged in any of the following: (i) Executive’s commission of any felony; (ii) Executive’s actions or omissions intentionally causing the Company to violate any law, rule or regulation (other than technical violations that have no material adverse impact on the Company); (iii) Executive’s willful or reckless act or omission that injures the Company’s reputation or business in any material way or is otherwise demonstrably detrimental to the Company; (iv) Executive willfully fails or refuses to follow the legal and clear directives of the Board (unless the following of such directive would be a violation of applicable law); (v) Executive has been dishonest in connection with her employment activities or committed or engaged in an act of theft, embezzlement or fraud; or (vi) Executive has materially breached any provision of any agreement to which Executive is a party with the Company or any fiduciary duty Executive owes to the Company; provided that the Company provides written notice to

Executive of the condition(s) claimed to constitute a material breach of such agreement or any fiduciary duty and Executive fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof.
6.4
Resignation by Executive.
(a)
Executive may resign from Executive’s employment with the Company at any time, in accordance with Section 6.6, by giving notice as described in Section 7.1.
(b)
In the event Executive resigns from Executive’s employment with the Company for any reason other than Good Reason in accordance with Sections 6.1 or 6.2, Executive will not receive the Severance Benefits, Change in Control Severance Benefits, or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.
6.5
Termination by Virtue of Death or Incapacity of Executive.
(a)
In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate, in accordance with Section 6.6, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive’s legal representatives all Accrued Obligations.
(b)
Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, and in accordance with Section 6.6, to terminate Executive’s employment based on Executive’s Incapacity. Executive’s “Incapacity” shall mean any mental or physical illness or disability that renders Executive incapable of performing Executive’s duties, even with a reasonable accommodation, for more than twelve (12) consecutive weeks in any twelve (12) month period, unless a longer period is required by law. The date of Incapacity will be the date on which the Board declares the Incapacity on the grounds described above. In the event Executive’s employment is terminated by the Company based on Executive’s Incapacity or Executive voluntarily resigns due to such Incapacity, Executive will not receive the Severance Benefits, Change in Control Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.
6.6
Notice; Effective Date of Termination.
(a)
Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:
(i)
immediately after the Company gives notice to Executive of Executive’s termination, with or absent Gross Misconduct, unless pursuant to Section 6.3(b)(i), if curable, or Section 6.3(b)(vi), in which case ten (10) days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;
(ii)
immediately upon the Executive’s death;

(iii)
ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Incapacity, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full-time performance of Executive’s duties prior to such date;
(iv)
ten (10) days after the Executive gives written notice to the Company of Executive’s resignation, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case the Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period; or
(v)
for a termination for Good Reason, immediately upon Executive’s full satisfaction of the requirements of Section 6.1(f).
(b)
In the event of a termination for Gross Misconduct, written confirmation shall specify the subsection(s) of the definition of Gross Misconduct relied on to support the decision to terminate.
6.7
Cooperation with Company after Termination of Employment. Following termination of Executive’s employment for any reason, Executive agrees to provide reasonable cooperation to the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company. Such cooperation includes, without limitation, making Executive available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions and trial testimony. The Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Executive’s scheduling needs and for more than de minimis service, the parties will agree on a mutually agreeable per diem rate. In addition, in the event Executive is receiving Severance Benefits or Change in Control Severance Benefits, for twelve (12) months after Executive’s employment with the Company ends for any reason, Executive agrees to reasonably cooperate with the Company in all matters relating to the transition of Executive’s work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company. Such transition assistance described in the previous sentence shall not be subject to additional compensation, and the Company will make reasonable efforts to accommodate Executive’s scheduling needs.
6.8
Application of Section 409A. It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefits will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.8 and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Section 6. No interest shall be due on any amounts deferred pursuant to this Section 6.8. To the extent that any Severance Benefits or Change in Control Severance Benefits, as applicable, are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of any such Severance Benefit will not be made or begin until the later calendar year.
6.9
Section 280G. Notwithstanding any other provision of this Agreement to the contrary, if payments made or benefits provided pursuant to this Agreement or otherwise from the Company or any person or entity are considered “parachute payments” under Section 280G of the Code after the application of all exemptions available under Code Section 280G(b)(5)(A), then such parachute payments will be limited to the greatest amount that may be paid to Executive under Section 280G of the Code without causing any loss of deduction to the Company under such section, but only if, by reason of such reduction, the net after tax benefit to Executive will exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” for purposes of this Agreement will mean the sum of (i) the total amounts payable to the Executive under this Agreement, plus (ii) all other payments and benefits which the Executive receives or then is entitled to receive from the Company or otherwise that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal, state and local taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing will be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of Executive’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The determination as to whether and to what extent payments are required to be reduced in accordance with this Section 6.9 will be made at the Company’s expense by a nationally recognized certified public accounting firm or other professional services firm, in either case, as may be designated by the Company prior to a change in control (the “Firm”). In the event of any mistaken underpayment or overpayment under this

Agreement, as determined by the Firm, the amount of such underpayment or overpayment will forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at one hundred twenty (120%) of the applicable Federal rate provided for in Section 7872(f)(2) of the Code. Any reduction in payments required by this Section 6.9 will occur in the following order: (1) any cash severance, (2) cancellation of equity awards being taken into account at full value that were granted “contingent on a change in ownership or control” within the meaning of 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (3) any other cash amount payable to Executive, (4) any benefit valued as a “parachute payment,” (5) the acceleration of vesting of any equity awards that are options, and (6) the acceleration of vesting of any other equity awards. Within any such category of payments and benefits, a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.
7.
General Provisions.
7.1
Notices. Any notices hereunder must be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after timely deposit for next-business-day delivery with a nationally recognized overnight courier, specifying next-business-day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location, to the attention of the Chairperson of the Board of Directors, and to Executive at either Executive’s address as listed on the Company payroll records, or Executive’s Company-issued email address, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.
7.2
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
7.3
Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination for such period as may be appropriate under the circumstances.
7.4
Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5
Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Proprietary Information Agreement and have or may enter into separate agreements related to equity. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.
7.6
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. The parties agree that facsimile and scanned image copies of signatures, including DocuSign, will suffice as original signatures.
7.7
Withholding Taxes. The Company will be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.
7.8
Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
7.9
Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.
7.10
Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.
7.11
Dispute Resolution. To aid in the rapid and economical resolution of any disputes that may arise in the course of Executive’s employment relationship, and in exchange for the mutual promises contained in this offer letter, Executive and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this Agreement (including but not limited to the CIIAA incorporated by reference herein), Executive’s employment relationship with the Company, or the termination of that employment relationship (including statutory claims and any claims brought by or against Company employees), shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration in a other mutually acceptable location conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/ and which will be provided to you on request). Executive acknowledges that by agreeing to this arbitration procedure, Executive and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), including non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event Executive or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Executive acknowledges and agrees that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA") that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual PAGA claim. Nothing herein prevents Executive from filing and pursuing proceedings before a federal or state governmental agency, although if Executive chooses to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief , the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that

Executive or the Company would be entitled to seek in a court of law. Each party is responsible for its own attorneys’ fees, subject to applicable law. Nothing herein is intended to prevent Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. Executive hereby consents to the personal jurisdiction and venue of the state and federal courts in and for the county in which the Company’s headquarters are located for any court action brought pursuant to this Section.

[signatures to follow on next page]

In Witness Whereof, the parties have duly executed this Agreement as of August 4, 2025.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

By: /s/ Paul Stone

Name: Paul Stone

Title: President and Chief Executive Officer

Executive

/s/ Jennifer Fall Jung

Jennifer Fall Jung

Exhibit A

Confidential Information and Invention Assignment Agreement

[See attached]

Exhibit A – page 1

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Sportsman’s Warehouse Holdings, Inc. (“Employer”), and its subsidiaries, parents, affiliates, successors and assigns (together with Employer, “Company”), the compensation paid to me now and during my employment with Company, and Company’s agreement to provide me with access to its Confidential Information (as defined below), I enter into this Employee Confidential Information and Inventions Assignment Agreement with Employer (the “Agreement”).

Recitals

WHEREAS, during the course of my employment, I will have access to and knowledge of Company’s trade secrets and Confidential Information; and

WHEREAS, it is of material benefit to restrict the disclosure of Company’s trade secrets and Confidential Information with a nondisclosure, non-solicitation, and non-competition agreement, all of which are reasonable in terms of scope, geography and duration.

Accordingly, in consideration of the mutual promises and covenants contained herein, Employer (on behalf of itself and Company) and I agree as follows:

1.
Confidential Information Protections.
1.1
Recognition of Company’s Rights; Nondisclosure. My employment by Company creates a relationship of confidence and trust with respect to Confidential Information (as defined below) and Company has a protectable interest in the Confidential Information. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any Confidential Information, except as required in connection with my work for Company or as approved by an officer of Company. I will obtain written approval by an officer of Company before I lecture on or submit for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I will take all reasonable precautions to prevent the disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I agree that Company information or documentation to which I have access during my employment, regardless of whether it contains Confidential Information, is the property of Company and cannot be downloaded or retained for my personal use or for any use that is outside the scope of my duties for Company.
1.2
Confidential Information. “Confidential Information” means any and all confidential knowledge or data of Company and includes any confidential knowledge or data that Company has received, or receives in the future, from third parties that Company has agreed to

Exhibit A – page 2

treat as confidential and to use for only certain limited purposes. By way of illustration but not limitation, Confidential Information includes (a) trade secrets, inventions, ideas, processes, formulas, software in source or object code, data, technology, know-how, designs and techniques, and any other work product of any nature, and all Intellectual Property Rights (defined below) in all of the foregoing (collectively, “Inventions”), including all Company Inventions (defined in Section 2.1); (b) information regarding (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures and strategies, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, product roadmaps, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients, customer or client lists, and the preferences of, and negotiations with, customers and clients, (xiii) personnel information of other employees and independent contractors (including their compensation, unique skills, experience and expertise, and disciplinary matters), (xiv) other copyrightable works, (xv) all production methods, processes, technology and trade secrets, and (xvi) all similar and related information in whatever form. However, Company agrees that I am free to use information that I knew prior to my employment with Company or that is, at the time of use, generally known in the trade or industry through no breach of this Agreement by me. Company further agrees that this Agreement does not limit my right to discuss my employment or unlawful acts in the Company’s workplace, including but not limited to sexual harassment or discrimination or any other conduct that I have reason to believe is unlawful, or report possible violations of law or regulation with any federal, state or local government agency, or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure, to the extent any such rights are not permitted by applicable law to be the subject of nondisclosure obligations, or any other permitted activity applicable to me.

In addition, nothing in this Agreement shall prevent me from engaging in the following activities, with or without notice to the Company: (i) voluntarily communicating or cooperating with, providing information to, or filing or otherwise participating in any proceeding or investigation before the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal government agency, or similar state or local governing agency. The Company shall not retaliate against me for engaging in any protected activity as described in this Section or otherwise permitted by applicable law.

1.3
Third Party Information. I understand, in addition, that the Company has received, and in the future will receive, from third parties their confidential and/or proprietary knowledge, data, or information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

Exhibit A – page 3

1.4
Term of Nondisclosure Restrictions. I will only use or disclose Confidential Information as provided in this Section 1 and I agree that the restrictions in Section 1.1 are intended to continue indefinitely, even after my employment by Company ends. However, if a time limitation on my obligation not to use or disclose Confidential Information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, Company and I agree that the two year period after the date my employment ends will be the time limitation relevant to the contested restriction; provided, however, that my obligation not to disclose or use trade secrets that are protected without time limitation under applicable law shall continue indefinitely.
1.5
No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto Company’s premises any unpublished documents or property belonging to a former employer or any other person to whom I have an obligation of confidentiality unless that former employer or person has consented in writing.
1.6
Restricted Access Granted. In exchange for my agreement not to disclose or use Confidential Information, except as required in performing my duties for the Company, and for the non-solicitation covenants, and the other promises provided herein, the Company agrees to grant me access to Confidential Information required to fulfill the duties of my position. I agree that the Company has no pre-existing obligation to reveal Confidential Information.
2.
Assignments of Inventions.
2.1
Definitions. The term (a) “Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, Copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorship (including, in each case, any application for any such rights, all rights to priority, and any rights to apply for any such rights, as well as all rights to pursue remedies for infringement or violation of any such rights); (b) “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (for example, a literary, musical, or artistic work) recognized by the laws of any jurisdiction in the world; (c) “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and similar rights recognized by the laws of any jurisdiction in the world; and (d) “Company Inventions” means any and all Inventions (and all Intellectual Property Rights related to Inventions) that are made, conceived, developed, prepared, produced, authored, edited, amended, reduced to practice, or learned or set out in any tangible medium of expression or otherwise created, in whole or in part, by me, either alone or with others, during my employment by Company, and all printed, physical, and electronic copies, and other tangible embodiments of Inventions.
2.2
California Limited Exclusion Notification. I understand that the provisions of this section do not apply to any Inventions that I can prove qualify fully for protection under Section 2870 of the California Labor Code (set forth in Attachment 1 to this Agreement). I will

Exhibit A – page 4

promptly and fully disclose in writing to the Company all Inventions, whether or not I believe the Invention qualifies fully as my property under Section 2870 of the California Labor Code.
2.3
Prior Inventions.
(a)
On the signature page to this Agreement is a list describing any Inventions that (i) are owned by me or in which I have an interest and that were made or acquired by me prior to my date of first employment by Company, and (ii) may relate to Company’s business or actual or demonstrably anticipated research or development, and (iii) are not to be assigned to Company (“Prior Inventions”). If no such list is attached, I represent and warrant that no Inventions that would be classified as Prior Inventions exist as of the date of this Agreement.
(b)
I agree that if I use any Prior Inventions and/or Nonassignable Inventions in the scope of my employment, or if I include any Prior Inventions and/or Nonassignable Inventions in any product or service of Company, or if my rights in any Prior Inventions and/or any Nonassignable Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement (each, a “License Event”), (i) I will immediately notify Company in writing, and (ii) unless Company and I agree otherwise in writing, I hereby grant to Company a non-exclusive, perpetual, transferable, fully-paid, royalty-free, irrevocable, worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium (whether now known or later developed), make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions and/or Nonassignable Inventions. To the extent that any third parties have any rights in or to any Prior Inventions or any Nonassignable Inventions, I represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above. For purposes of this paragraph, “Prior Inventions” includes any Inventions that would be classified as Prior Inventions, whether or not they are listed on the signature page to this Agreement.
2.4
Assignment of Company Inventions. I hereby assign to Employer all my right, title, and interest in and to any and all Company Inventions other than Nonassignable Inventions and agree that such assignment includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Employer and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Employer or related to Employer’s customers, with respect to such rights. I further agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions. Nothing contained in this Agreement may be construed to reduce or limit Company’s rights, title, or interest in any Company Inventions so as to be less in any respect than that Company would have had in the absence of this Agreement.
2.5
Obligation to Keep Company Informed. During my employment by Company, I will promptly and fully disclose to Company in writing all Inventions that I author, conceive, or reduce to practice, either alone or jointly with others. At the time of each disclosure, I will advise Company in writing of any Inventions that I believe constitute Nonassignable Inventions; and I will at that time provide to Company in writing all evidence necessary to substantiate my belief. Subject to Section 2.3(b), Company agrees to keep in confidence, not use for any purpose, and not

Exhibit A – page 5

disclose to third parties without my consent, any confidential information relating to Nonassignable Inventions that I disclose in writing to Company.
2.6
Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.
2.7
Ownership of Work Product. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and that are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
2.8
Enforcement of Intellectual Property Rights and Assistance. I will assist Company, in every way Company requests, including signing, verifying and delivering any documents and performing any other acts, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any jurisdictions in the world. My obligation to assist Company with respect to Intellectual Property Rights relating to Company Inventions will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after such termination for the time I actually spend on such assistance. If Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned to Employer under this Agreement.
2.9
Incorporation of Software Code. I agree not to incorporate into any Inventions, including any Company software, or otherwise deliver to Company, any software code licensed under the GNU General Public License, Lesser General Public License, or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company, except in strict compliance with Company’s policies regarding the use of such software or as directed by Company.
3.
Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Employer at all times.
4.
Duty of Loyalty During Employment. During my employment by Company, I will not, without Company’s written consent, directly or indirectly engage in any employment or business activity that is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

Exhibit A – page 6

5.
No Solicitation of Employees, Consultants or Contractors. I agree that during the period of my employment and for the one-year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company, even if I did not initiate the discussion or seek out the contact.
6.
Reasonableness of Restrictions. I have read this entire Agreement and understand it. I acknowledge that (a) I have the right to consult with counsel prior to signing this Agreement, (b) I will derive significant value from Company’s agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to Company, and (c) that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use Company Confidential Information other than for Company’s exclusive benefit and my obligations not to compete and not to solicit, are necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of Company. I agree that (i) this Agreement does not prevent me from earning a living or pursuing my career, and (ii) the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds this Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section and/or Section 12.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law, and I agree to be bound by this Agreement as modified.
7.
No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any written or oral agreement in conflict with this Agreement.
8.
Return of Company Property. When I cease to be employed by Company, I will deliver to Company any and all materials, together with all copies thereof, containing or disclosing any Company Inventions, or Confidential Information. I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such information and then permanently delete such information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time during my employment, with or without notice.

Exhibit A – page 7

Prior to leaving, I hereby agree to: provide Company any and all information needed to access any Company property or information returned or required to be returned pursuant to this paragraph, including without limitation any login, password, and account information; cooperate with Company in attending an exit interview; and complete and sign Company’s termination statement if required to do so by Company.
9.
Legal and Equitable Remedies.
9.1
I agree that (a) it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms, (b) any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and (c) Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.
9.2
Except as prohibited by law, I agree that if the Company is successful in whole or in part in any legal or equitable action against me under this Agreement (including, but not limited to, a court partially or fully granting any application, motion, or petition by Company for injunctive relief, including, but not limited to, a temporary restraining order, preliminary injunction, or permanent injunction), whether against or commenced by me, the Company will be entitled to recover from me all costs, fees, or expenses it incurred at any time during the course of the dispute, including, but not limited to, reasonable attorney’s fees. A final resolution of such dispute or a final judgment is not a prerequisite to Company’s right to demand payment hereunder and such amounts must be paid by me to Company within 30 days after I receive written notice of such demand. In the event Company demands only a portion of such costs, fees, or expenses incurred, such demand shall be without prejudice to further demands for (i) the remainder of any outstanding costs, fees, or expenses incurred, or (ii) costs, fees, or expenses incurred after the prior demand. Notwithstanding anything to the contrary in this provision, Company and I shall equally share any fees charged by an arbitral body (e.g., JAMS).
9.3
In the event the Company enforces this Agreement through a court order, I agree that the restrictions of Section 5 will remain in effect for a period of 12 months from the effective date of the Order enforcing the Agreement.
10.
Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.
11.
Publication of This Agreement to Subsequent Employer or Business Associates of Employee. If I am offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Sections 5 and 6 of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others

Exhibit A – page 8

involved in managing the business I have an opportunity to be associated with, of my obligations under this Agreement and to provide such person or persons with a copy of this Agreement. I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 of this Agreement are in effect and I authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with and to make such persons aware of my obligations under this Agreement.
12.
General Provisions.
12.1
Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the state in which I primarily work for Company without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. I expressly consent to the personal jurisdiction and venue of the state and federal courts located in the state in which I primarily work for Company and the state in which Company’s headquarters is located for any lawsuit filed there against me by Company arising from or related to this Agreement (although I understand Company will not file a lawsuit in the state in which Company’s headquarters is located if prohibited by applicable law).
12.2
Severability. If any portion of this Agreement is, for any reason, held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such provision had never been contained in this Agreement. If any portion of this Agreement is, for any reason, held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent allowed by the then applicable law.
12.3
Successors and Assigns. This Agreement is for my benefit and the benefit of Company and its and their successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.
12.4
Survival. This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.
12.5
Employment At-Will. I understand and agree that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice, except as prohibited by law.
12.6
Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

Exhibit A – page 9

12.7
Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.
12.8
Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.
12.9
Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.
12.10
Entire Agreement. The obligations in Sections 1 and 2 (except Section 2.3 with respect to a consulting relationship) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant, employee or other service provider if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement, together with any Exhibits herein and any executed offer letter between me and the Company, is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us, whether written or oral, provided, however, if, prior to execution of this Agreement, Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[Signatures to follow on next page]

Exhibit A – page 10

This Agreement will be effective as of the date signed by the Employee below.

EMPLOYER: Sportsman’s Warehouse Holdings, Inc.	EMPLOYEE: Jennifer Fall Jung

(Signature)	(Signature)

Paul Stone	Jennifer Fall Jung
(Printed Name)	(Printed Name)

President and Chief Executive Officer	August 4, 2025
(Title)	(Date Signed)

PRIOR INVENTIONS

1. Prior Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Prior Inventions:

No Prior Inventions.

See below:

Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Prior Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	Party(ies)	Relationship
1.
2.
3.

Exhibit A – page 11

Additional sheets attached.

Attachment 1

CALIFORNIA LABOR CODE SECTION 2870

a.
Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
1.
Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
2.
Result from any work performed by the employee for the employer.
b.
To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit A – page 12

Exhibit B

Form of Separation Agreement

[The language in this Form of Separation Agreement may change based on local laws, legal developments and evolving best practices as determined by the Company.]

[Date]

Jennifer Jung

[Address]

[Address]

Dear Jennifer:

This letter sets forth the terms of the separation agreement (the “Agreement”) that Sportsman’s Warehouse Holdings, Inc. (the “Company”) is offering you to aid in your employment transition.

1.
Separation. Your last day of work with the Company and your employment termination date will be [Date] (the “Separation Date”). You are hereby deemed to have resigned, effective as of the Separation Date, from all positions, titles, duties, authorities, and responsibilities at or with the Company and its affiliates, and you agree to execute all additional documents and take such further steps as the Company may require to effectuate such resignation.
2.
Accrued Obligations. Immediately following the Separation Date, you will be entitled to receive your accrued but unpaid salary through the Separation Date. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses in accordance with the Company’s standard expense reimbursement policies. You shall also be entitled to vested benefits owed to you under any qualified retirement plan or health and welfare benefit plan in which you were a participant in accordance with applicable law and the provisions of such plan.
3.
Severance Benefits. If you timely sign and return this Agreement to the Company, allow it to become effective, and comply fully with your obligations hereunder, then in full satisfaction of any obligations for the Company to provide you with severance benefits under your Executive Employment Agreement, dated [Date], 2025 (the “Employment Agreement”), the Company will provide you with the following severance benefits (the “Severance Benefits”):

[To include relevant Severance Benefits or Change in Control Severance Benefits set forth in the Employment Agreement, as applicable]

4.
Equity Awards. Except as expressly set forth herein, treatment of your equity interests (if any), and all other rights and obligations (if any) with respect to any such equity

Exhibit B – page 1

interests, will be as set forth in your applicable award agreement(s) and the applicable equity plan(s).
5.
Other Compensation or Benefits. By executing this Agreement, you acknowledge and agree that the Company’s obligations to provide you with any severance benefits or any other payments are hereby extinguished (except for the benefits described in this Agreement). You further expressly acknowledge and agree that the Severance Benefits, and other benefits provided herein, are in full and complete satisfaction of the Company’s obligations, if any, to pay you severance benefits or any other payments pursuant your Employment Agreement, or any other agreements, plans or policies, and that this Agreement hereby supersedes and extinguishes any severance benefits you are or could be eligible to receive under your Employment Agreement, or any other employment agreement, plan, policy or other agreement applicable to you. You also acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any bonus, vacation, incentive compensation, commissions, or equity.
6.
Release of Claims.
(a)
General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, advisors, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.
(b)
Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the Age Discrimination in Employment Act (“ADEA”), the California Labor Code, the California Family Rights Act, the California Fair Employment and Housing Act, all as amended, the Utah Anti-Discrimination Act, the Utah Employment Relations and Collective Bargaining Act, the Utah Right to Work Act, the Utah Drug and Alcohol Testing Act, the Utah Minimum Wage Act, the Utah Employment Selection Procedures Act, the Utah Occupational Safety and Health Act, and the Utah Internet Employment Privacy Act. You acknowledge that you have been advised, as required by California

Exhibit B – page 2

Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so.
(c)
Waiver of Unknown Claims. You understand and agree that the release of claims given in this Agreement includes claims which may be unknown or unsuspected at present. You hereby acknowledge that you have read and understood Section 1542 of the California Civil Code, which provides as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby waive and relinquish every right and benefit under Section 1542 of the Civil Code of the State of California, and every right or benefit under any similar law, statute, rule or regulation of any jurisdiction that may apply to the release of unknown or unsuspected claims contained herein.
(d)
ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have at least [twenty-one (21) / forty five (45)] days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).
(e)
Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement. You further understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission.
(f)
Protected Activities. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the California Civil Rights Department, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right

Exhibit B – page 3

to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).
7.
Return of Company Property. You agree that, on or before the Separation Date (or earlier if requested by the Company), you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. Your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under this Agreement.
8.
Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under your Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Attachment 1 and incorporated herein by reference.
9.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under Section 66.1 of this Agreement) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Released Parties.
10.
Cooperation. You agree to provide reasonable cooperation to the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs and for more than de minimis service, you and the Company will agree on a mutually agreeable per diem rate. In addition, in the event you are receiving Severance Benefits, for twenty four (24)

Exhibit B – page 4

months after the Separation Date, you agree to reasonably cooperate with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company. Such transition assistance described in the previous sentence shall not be subject to additional compensation, and the Company will make reasonable efforts to accommodate your scheduling needs.
11.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
12.
Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
13.
Clawback. You acknowledge and agree that, notwithstanding any other provision of this Agreement, (i) in the event a condition existed prior to the Separation Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate your employment for “Gross Misconduct” pursuant to the Employment Agreement or (ii) as otherwise would be required by applicable law or regulations, you will forfeit your right to receive the Severance Benefits to the extent not paid or provided to you, and, if already paid or provided, you agree that you will reimburse the Company, immediately, for the amount of such benefits on a pre-tax basis.
14.
Dispute Resolution. You and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this Agreement shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration in a mutually acceptable location conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/ and which will be provided to you on request). You acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding at your expense. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without

Exhibit B – page 5

limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by law to be submitted to mandatory arbitration (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding, at your expense. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall also be empowered to determine if a matter is subject to this arbitration provision. Each party is responsible for its own attorneys’ fees. Nothing herein is intended to prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. You hereby consent to the personal jurisdiction and venue of the state and federal in and for the county in which the Company’s headquarters are located for any court action brought pursuant to this section. By election arbitration as the means for final settlement of all claims, you and the Company hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. You and the Company specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.
15.
Miscellaneous. Except where indicated herein, this Agreement, including its attachments and exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. You further acknowledge and agree that you have been advised that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

Exhibit B – page 6

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days, but no earlier than the Separation Date. The Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

Sincerely,

By:
[Name]
[Title]

Attachment(s):

Attachment 1 - Confidential Information and Invention Assignment Agreement

I have read, understand and agree fully to the foregoing Agreement:

Jennifer Fall Jung

Date

Exhibit B – page 7